Product Supplement No. FX SUN-1 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) July 14, 2014	Filed Pursuant to Rule 424(b)(5) Registration No. 333-180488

Currency-Linked Step Up Notes

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Currency-Linked Step Up Notes (the “notes”) are unsecured senior notes issued by Bank of America Corporation. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Bank of America Corporation.

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The notes may not guarantee the full return of principal at maturity, and we will not pay interest on the notes. Instead, the return on the notes will be based on the performance of an underlying “Exchange Rate Measure,” which measures the value of an investment in a currency or a basket of currencies relative to another currency, based on the exchange rates of the relevant currencies.

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The notes provide an opportunity to receive the greater of a fixed return or a return equal to the positive performance of the Exchange Rate Measure. However, if the value of the Exchange Rate Measure decreases, you may receive only a minimum redemption amount per unit (the “Minimum Redemption Amount”).

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If the value of the Exchange Rate Measure does not change or increases from its Starting Value to its Ending Value up to the Step Up Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, you will receive a return on the notes equal to the percentage increase in the value of the Exchange Rate Measure from the Starting Value to the Ending Value.

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If the value of the Exchange Rate Measure decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the Minimum Redemption Amount, which may be less than or equal to the principal amount. In this case, if the Minimum Redemption Amount is less than the principal amount, you will lose a portion of your investment in the notes.

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This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

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For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Exchange Rate Measure, the Step Up Value, the Step Up Payment, the Minimum Redemption Amount, and certain risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

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One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes and will act in a principal capacity in such role.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-5 of the accompanying Series L prospectus supplement, and page 8 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:

The notes are senior debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The return on the notes will be based on the performance of the Exchange Rate Measure. If the value of the Exchange Rate Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet.

Each issue of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity, and you will not receive interest payments.

Exchange Rate Measure:	The Exchange Rate Measure applicable to each offering of the notes will measure the value of an investment in a currency or a basket (a “Basket”) of currencies (each, an “Underlying Currency” and together, the “Underlying Currencies”) relative to another currency (the “Base Currency”), based on the Exchange Rate (as defined below) of each Underlying Currency.

Exchange Rate Measure Performance:

The performance of the Exchange Rate Measure will be measured according to the percentage change of the Exchange Rate Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be set to 100 on the date when the notes are priced for initial sale to the public (the “pricing date”).

We will assign each Underlying Currency a weighting (an “Exchange Rate Weighting”). Each Exchange Rate Weighting will represent a percentage of the Starting Value on the pricing date. The sum of the Exchange Rate Weighting for each Underlying Currency will equal 100%. Therefore, if your notes are linked to a single Underlying Currency, its Exchange Rate Weighting will equal 100%. We may assign equal or unequal Exchange Rate Weightings to the applicable Underlying Currencies in a Basket. The Exchange Rate Weighting for each Underlying Currency will be set forth in the term sheet.

The “Ending Value” will equal (i) 100 plus (ii) the product of (a) 100 and (b) the sum of the Weighted Return (as defined below) for each Underlying Currency.

Unless otherwise set forth in the applicable term sheet, the “Weighted Return” for each Underlying Currency will be determined by the calculation agent using one of the formulas set forth in the section entitled “Description of the Notes—The Starting Value and the Ending Value—Ending Value.” These formulas compare the Initial Exchange Rate of an Underlying Currency to its Final Exchange Rate (each as defined below), as set forth in the applicable term sheet.

Exchange Rate:	Unless otherwise specified in the applicable term sheet, the “Exchange Rate” for an

Underlying Currency will be expressed as the number of units of that Underlying Currency for which one unit of Base Currency can be exchanged.

Initial Exchange Rate:	Unless otherwise specified in the applicable term sheet, for an Underlying Currency, the “Initial Exchange Rate” will be the Exchange Rate of that Underlying Currency as reported on a specified page at a specified time on the pricing date, as determined by the calculation agent and specified in the term sheet.

Final Exchange Rate:

Unless otherwise specified in the applicable term sheet, for an Underlying Currency, the “Final Exchange Rate” will be the Exchange Rate of that Underlying Currency as reported on a specified page at a specified time on the calculation day (as defined below) shortly before the maturity date, as determined by the calculation agent and specified in the term sheet.

If a Non-Publication Event (as defined below) occurs and is continuing on the pricing date or a calculation day, or if certain other events occur, the calculation agent will determine the applicable Exchange Rate as set forth in the section “Description of the Notes—Non-Publication Event.”

Step Up Value:	A value of the Exchange Rate Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.

Step Up Payment:	A dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Exchange Rate Measure does not change or increases from the Starting Value to the Ending Value. If the value of the Exchange Rate Measure decreases from the Starting Value to the Ending Value, you will receive at least the Minimum Redemption Amount, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Any payments due on the notes, including repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount, as specified in the applicable term sheet.

Principal at Risk:	If the Minimum Redemption Amount for your notes is less than the principal amount, you may lose a portion of the principal amount of the notes. Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the price that you paid for the note, and could be less than the Minimum Redemption

Amount.

Calculation Agent:	The calculation agent will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, Merrill Lynch Capital Services, Inc. (“MLCS”), or one of our other affiliates, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Selling Agents:	One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

U.S. Federal Income Tax Consequences:	The notes will be subject to federal income tax, even though no payments on the notes will be made until the maturity date. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and to consult your own tax advisor.

You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in currencies or currency-based securities in general.

General Risks Relating to the Notes

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the principal amount, then your investment may result in a loss. The return on the notes will be based on the performance of the Exchange Rate Measure. If the value of the Exchange Rate Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your notes, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Exchange Rate Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Exchange Rate Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Exchange Rate Measure, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging related charge. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Exchange Rate Measure, our creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Exchange Rate Measure. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which a selling agent may bid for, offer, purchase, or sell any notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which those notes might otherwise trade in the market. In addition, if at any time any selling agent were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Exchange Rate Measure other than on the calculation day. Changes in the value of the Exchange Rate Measure during the term of the notes other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Exchange Rate Measure will be taken into account. As a result, even if the value of the Exchange Rate Measure has increased at certain times during the term of the notes, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value.

If your notes are linked to a Basket, changes in the Exchange Rates of one or more of the Underlying Currencies may be offset by changes in the Exchange Rates of one or more of the other Underlying Currencies. The Exchange Rate Measure of your notes may be a Basket. In such a case, changes in the Exchange Rates of one or more of the Underlying Currencies may not correlate with changes in the Exchange Rates of one or more of the other Underlying Currencies. The Exchange Rates of one or more of the Underlying Currencies may increase, while the Exchange Rates of one or more of the other Underlying Currencies may decrease or not increase as much. Therefore, in calculating the value of the Exchange Rate Measure at any time, increases in the Exchange Rate of one Underlying Currency may be moderated or wholly offset by decreases or lesser increases in the Exchange Rates of one or more of the other Underlying Currencies. If the Exchange Rate Weightings of the applicable Underlying Currencies are not equal, adverse changes in the Exchange Rates of the Underlying Currencies which are more heavily weighted could have a greater impact upon your notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. The limited protection against the risk of losses provided by the Minimum Redemption Amount will only apply if you hold the notes to maturity. You have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

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Value of the Exchange Rate Measure. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the applicable Exchange Rates. In general, it is expected that the market value of the notes will decrease as the value of the Exchange Rate Measure decreases, and increase as the value of the Exchange Rate Measure increases. However, as the value of the Exchange Rate Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell your notes when the value of the Exchange Rate Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your notes.

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Exchange Rate Movements. The Exchange Rate for an Underlying Currency represents the number of units of that Underlying Currency for which one unit of the Base Currency can be exchanged. The Exchange Rate for an Underlying Currency increases when that Underlying Currency weakens relative to the Base Currency, and decreases when that Underlying Currency strengthens relative to the Base Currency. Changes in the Exchange Rates could have a negative impact on the market value of the notes.

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Volatilities of the Exchange Rates. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Exchange Rate for an Underlying Currency may have an adverse impact on the market value of the notes. Even if the value of the Exchange Rate Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the Exchange Rates will continue to fluctuate until the

Ending Value is determined.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the non-U.S. countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect the foreign exchange markets generally, may affect the value of the Exchange Rate Measure and the market value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The levels of and changes in the levels of interest rates in the countries in which each Base Currency and each Underlying Currency are issued or used may affect the economies of these countries, and in turn, the applicable Exchange Rates, which may adversely affect the market value of the notes.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Exchange Rate Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us and our affiliates may affect your return on the notes and their market value. We and our affiliates, including the selling agents, may buy or sell the relevant currencies, or futures or options contracts on those currencies. We may execute such purchases or sales for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the applicable Exchange Rates and, in turn, the value of the Exchange Rate Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, our affiliates or others on our behalf may increase or decrease the Exchange Rate of an Underlying Currency. Consequently, the Exchange Rate of that Underlying Currency may change subsequent to the pricing date of an issue of the notes, adversely affecting the market value of the notes.

We, or one or more of our affiliates, including the selling agents, may also engage in hedging activities that could increase the value of the Exchange Rate Measure on the applicable pricing date. In addition, after the applicable pricing date, our hedging activities may decrease the market value of your notes prior to maturity, including on the calculation day, and may reduce the Redemption Amount. We or one or more of our affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes. For example, the selling agents may enter into these transactions in connection with any market-making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Exchange Rate Measure, the market value of your notes prior to maturity, or the Redemption Amount.

Our trading, hedging and other business activities may create conflicts of interest with you. We or one or more of our affiliates, including the selling agents, may engage in trading activities related to the Exchange Rate Measure and the relevant currencies that are not for your account or on your behalf. We or one or more of our affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the applicable Exchange Rate Measure or one or more of the relevant currencies. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates, including the selling agents, may have in our proprietary accounts, in facilitating transactions for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Exchange Rate Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Exchange Rate Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We or our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates, including the selling agents, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the Initial Exchange Rate, the Final Exchange Rate and the Weighted Return of each Underlying Currency, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Non-Publication Event has occurred, or the calculations related to the replacement of any related currencies. See the sections entitled “Description of the Notes—Non-Publication Event,” and “—Successor Currencies.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

You may be required to include income on the notes over their term, even though you will not receive any payments until maturity. The notes are considered to be issued with original issue discount. You will be required to include income on the notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Exchange Rate Measure

You must rely on your own evaluation of the merits of an investment linked to the applicable Exchange Rate Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the relevant currencies, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the relevant currencies may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the relevant currencies from multiple sources, and you should not rely on the views expressed by our affiliates.

The Redemption Amount will depend on the applicable Exchange Rates, which are affected by many complex factors outside of our control. The value of any Exchange Rate may be affected by complex political and economic factors. Each Exchange Rate is at any moment a result of the supply and demand for the applicable Underlying Currency relative to the applicable Base Currency, and changes in an Exchange Rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Underlying Currency or Base Currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well-known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The Exchange Rate Measure on which your notes are based could be affected by the actions of the applicable governments. Foreign exchange rates can be either fixed by sovereign governments or floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the notes is that their liquidity, market value, and Redemption Amount could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of your notes in the event that an Exchange Rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting any relevant currency (except for the limited instance of the issuance of a replacement currency, as more fully described below in the section entitled “Description of the Notes—Successor Currencies”).

Even though currencies trade around-the-clock, the notes will not trade around-the-clock and the prevailing market prices for the notes may not reflect the underlying Exchange Rates. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for the notes. The hours of trading for your notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the applicable Exchange Rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of the notes. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of the notes.

Other Risk Factors Relating to the Applicable Exchange Rate Measure

The applicable term sheet may set forth additional risk factors as to the Exchange Rate Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the term sheet.

We will not pay interest on the notes. Depending on the terms of the notes, they may not guarantee full return of principal at maturity. The notes will be payable only in U.S. dollars.

Prior to the maturity date, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Principal Amount +	[	Principal Amount x	(	Ending Value - Starting Value	)]
Starting Value

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Principal Amount + Step Up Payment

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

Principal Amount -	[	Principal Amount x	(	Starting Value - Ending Value	)]
Starting Value

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Step Up Value” will be a value of the Exchange Rate Measure that is a specified percentage (over 100%) of the Starting Value, as set forth in the applicable term sheet.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the principal amount. This percentage will equal the percentage by which the Step Up Value is greater than the Starting Value. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in the notes.

Each term sheet will provide examples of Redemption Amounts based on a hypothetical Step Up Value and Step Up Payment, and a range of hypothetical Ending Values.

The term sheet will set forth information as to the specific Exchange Rate Measure, including information as to the historical values of the Exchange Rate Measure and the applicable Exchange Rates. However, those historical values are not indicative of the future performance of the Exchange Rate Measure or the applicable Exchange Rates, or the performance of your notes.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be set to 100 on the pricing date.

We will assign each Underlying Currency a weighting (an “Exchange Rate Weighting”) as follows:

•	If the Exchange Rate Measure consists of a single Underlying Currency, its Exchange Rate Weighting will be 100%.

•

If the Exchange Rate Measure is a Basket, then the sum of the Exchange Rate Weightings for the Underlying Currencies will equal 100%. We may assign equal or unequal Exchange Rate Weightings to the Underlying Currencies in a Basket.

In each case, the Exchange Rate Weightings will be set forth in the applicable term sheet. The Exchange Rate Weightings will be fixed on the pricing date, and will not change during the term of the notes.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal (i) 100 plus (ii) the product of (a) 100 and (b) the sum of the Weighted Return for each Underlying Currency.

Unless otherwise specified in the term sheet, the “Weighted Return” for each Underlying Currency will be determined by the calculation agent using one of the following formulas:

(a)	Exchange Rate Weighting x	(	Final Exchange Rate - Initial Exchange Rate	)	;
Initial Exchange Rate

(b)	Exchange Rate Weighting x	(	Final Exchange Rate - Initial Exchange Rate	)	;
Final Exchange Rate

(c)	Exchange Rate Weighting x	(	Initial Exchange Rate - Final Exchange Rate	)	; or
Initial Exchange Rate

(d)	Exchange Rate Weighting x	(	Initial Exchange Rate - Final Exchange Rate	).
Final Exchange Rate

The applicable formula will depend upon the market convention used for quoting the applicable Exchange Rate, and the terms of the applicable notes, and will be set forth in the applicable term sheet.

The formulas in (a) and (b) above will result in the Weighted Return being negative when the Underlying Currency strengthens relative to the Base Currency, and being positive when the Underlying Currency weakens relative to the Base Currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) above will result in the Weighted Return being positive when the Underlying Currency strengthens relative to the Base Currency and being negative when the Underlying Currency weakens relative to the Base Currency.

Determination of Exchange Rates

Unless otherwise specified in the applicable term sheet:

•

the “Exchange Rate” for an Underlying Currency will be expressed as the number of units of that Underlying Currency for which one unit of Base Currency can be exchanged, as set forth in the term sheet.

•	the “Initial Exchange Rate” will be the Exchange Rate of the Underlying Currency as reported on the specified page at the specified time on the pricing date, as determined by the calculation agent.

•	the “Final Exchange Rate” will be the Exchange Rates of the Underlying Currency as reported on the specified page at the specified time on the calculation day.

If so specified in the applicable term sheet, the Exchange Rate may be determined by reference to two different exchange rates. For example, to determine the Brazilian real/euro exchange rate, we may multiply the Brazilian real/U.S. dollar exchange rate by the U.S. dollar/euro exchange rate.

A “calculation day” will be a business day (as defined below), a Currency Business Day (as defined below), or a day which is both a business day and a Currency Business Day, that occurs shortly before the maturity date. The calculation day will be set forth in the term sheet.

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

A “Currency Business Day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits (except that with respect to the euro, as applicable, the calculation agent will determine the Currency Business Day in a commercially reasonable manner).

Non-Publication Event

Unless otherwise set forth in the term sheet, for an Underlying Currency, if the following events occur (each, a “Non-Publication Event”):

•

the Exchange Rate, or one or more of the relevant exchange rates used to calculate the applicable Exchange Rate, is not quoted on the specified page at the specified time on the pricing date (for purposes of determining the Initial Exchange Rate); or

•

the calculation agent determines that the scheduled calculation day is not a business day or a Currency Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate, or one or more of the relevant exchange rates, is not quoted on the specified page at the specified time on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, on the next applicable business day and/or Currency Business Day on which the Exchange Rate, or the relevant exchange rate that is affected by a Non-Publication Event, is so quoted. For the avoidance of doubt, with respect to the relevant exchange rate that is not affected by a Non-Publication Event, its value on the pricing date (for purpose of determining the Initial Exchange Rate) or the scheduled calculation day (for purpose of determining the Final Exchange Rate) will be used to calculate the applicable Exchange Rate.

However, in no event will the determination of the Exchange Rate for any Underlying Currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the Exchange Rate for any Underlying Currency or any relevant exchange rate remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency, as applicable, will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that Underlying Currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return of that Underlying Currency and the Ending Value) in a manner which the calculation agent considers commercially reasonable under the circumstances.

Successor Currencies

If a Base Currency applicable to your notes is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country or jurisdiction, the calculation agent will calculate the Ending Value by using the exchange rate of the applicable Underlying Currency relative to the New Currency on the calculation day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency applicable to your notes is replaced by a New Currency, the calculation agent will calculate the Ending Value by using the exchange rate of the New Currency relative to the applicable Base Currency on the calculation day, multiplied by the number of units of the applicable Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of your notes as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Base Currency, the Ending Value would be calculated by using the applicable exchange rate of the applicable Underlying Currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Underlying Currency, the Ending Value would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable Base Currency) multiplied by 1,000.

If a Base Currency or an Underlying Currency is replaced by two or more currencies, the calculation agent may select as the New Currency the currency resulting from that division (or a basket of two or more currencies resulting from that division) that it determines in good faith to be commercially reasonable under the circumstances, and may make such other adjustments to the terms of the notes as it determines to be appropriate to reflect that event.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Initial Exchange Rate, the Final Exchange Rate and the Weighted Return of each Underlying Currency, the Ending Value, the Redemption Amount, any Non-Publication Events, any New Currencies, business days, and Currency Business Days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLCS or one of our other affiliates as the calculation agent for each issue of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the Senior Indenture. If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to a distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-14 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent, supersedes the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that the notes have a term that exceeds one year and that both the issue price of the notes, as determined for U.S. federal income tax purposes, and the Minimum Redemption amount equal the principal amount of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes and as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.

U.S. Holders

If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to U.S. Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years. The U.S. federal income tax treatment of the notes to a U.S. Holder will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar. Unless otherwise specified in the applicable term sheet, we intend to take the position that the denomination currency of the notes is the U.S. dollar and the balance of this discussion so assumes. Accordingly, the notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.

We expect that the applicable term sheet will include a table that sets forth the following information with respect to the principal amount of the notes for each of the applicable accrual periods through the maturity date of the notes: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable term sheet. Please note that the comparable yield is likely to change between the date of any preliminary term sheet and the date of the related final term sheet. Therefore, the projected payment schedule included in any preliminary term sheet will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary term sheet will be revised, and the revised table will be set forth in the final term sheet prepared in connection with the initial sale of the notes.

Upon a sale, exchange, retirement, or other disposition of the notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes generally will equal the cost of the notes, increased by the amount of OID previously accrued by the holder for the notes and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

U.S. Federal Estate Tax. Under current law, the notes should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of the notes would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Foreign Account Tax Compliance Act

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after June 30, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, MLPF&S, or any other selling agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our other affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.